Exhibit 99.1

NEWS RELEASE

Visteon Reaches Agreement to Sell Ownership Interest in Halla Visteon Climate Control Corp. (HVCC) to Hahn & Co. and Hankook Tire

•	Transaction valued at approximately $3.6 billion USD

•	Sale expected to be completed in first half of 2015

•	HVCC customers will continue to benefit from company’s well-recognized leadership team, innovative thermal management solutions and expanding market presence

•	Transaction sharpens Visteon’s focus on automotive cockpit electronics business and connected car solutions

VAN BUREN TOWNSHIP, Mich., Dec. 17, 2014 — Visteon Corporation (NYSE: VC) today announced that it has entered into an agreement to sell its approximately 70 percent ownership interest in Halla Visteon Climate Control Corp. (HVCC) to an affiliate of Hahn & Company – a South Korea-based private equity company – and Hankook Tire Co. Ltd. for approximately $3.6 billion or 52,000 KRW/share.

The transaction represents an enterprise value for HVCC of approximately 10.1 times EBITDA for the 12 months ended Sept. 30, 2014. Visteon expects the ultimate tax exposure, after consideration of Visteon’s tax attributes, to range between 10 percent and 14 percent as a function of final resolution of sovereign tax issues. The majority of proceeds have been hedged against currency movement.

The transaction, which is subject to regulatory reviews, shareholder approval and other conditions, is expected to be completed in the first half of 2015. Visteon management will provide greater details on the transaction on Jan. 13, 2015, at the Deutsche Bank 2015 Global Auto Industry Conference in Detroit – including the resultant business structure that will support continued expansion of the electronics and connected car business.

“HVCC is a solid business with innovative technology, a broad global footprint and a strong business backlog, thanks to a seasoned management team and record business wins in 2014,” said Visteon President and CEO Timothy D. Leuliette. “We feel this is an opportune time to create additional value for shareholders by selling our ownership interest in HVCC and concentrating on our cockpit electronics and connected car portfolio, which is well-positioned to capitalize on the emerging era of the connected vehicle.”

Leuliette added that Visteon will present an expanded portfolio of Cloud-based products and services, as well as the innovative SmartCore™ cockpit domain controller, at the 2015 International CES in Las Vegas on Jan. 6-9, 2015.

Scott Hahn, CEO of Hahn & Co, said: “HVCC is Korea’s largest and the world’s second largest provider of thermal management solutions and will be an excellent fit within our existing portfolio and strategy. Customers of HVCC will continue to benefit from its globally renowned technology solutions, highly respected management team, strong balance sheet, dedication to innovation and expanding global market presence. Together in partnership with Hankook Tire, we believe we can help HVCC expand its customer base and global reach and further improve upon HVCC’s operating efficiency and technological expertise. Both of our firms are confident that the current management team of HVCC will continue to deliver excellence to its customers, its employees and to its shareholders.”

Advising Visteon on the transaction are Rothschild; UBS Investment Bank; and Skadden, Arps, Slate, Meagher & Flom LLP.

Halla Visteon Climate Control (HVCC) is a full-line supplier of automotive thermal management solutions. Products include heating ventilation and air conditioning; compressors; powertrain cooling; fluid transport; and electric, hybrid and fuel cell vehicle thermal systems. With 36 manufacturing sites supported by four global technical centers in 19 countries, HVCC employs nearly 15,500 people. HVCC is traded on the Korea Stock Exchange (KS: 018880)

About Visteon

Visteon Corporation is a global automotive supplier that designs, engineers and manufactures innovative products for nearly every vehicle manufacturer worldwide. Visteon delivers value for its customers and shareholders through two technology-focused core businesses: vehicle cockpit electronics and thermal energy management. Visteon owns 70 percent of Halla Visteon Climate Control Corp., the world’s second largest provider of vehicle thermal management solutions. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has more than 26,000 employees at facilities in 29 countries. Visteon had sales of $7.4 billion in 2013. Learn more at www.visteon.com.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.

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